SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No. )

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[ ] Preliminary Information Statement

[ ] Confidential, For Use of the Commission Only

[X] Definitive Information Statement (as permitted by Rule 14c-5(d)(2))

CORPORATE VISION, INC.

(Name of Registrant as Specified in Its Charter)

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CORPORATE VISION, INC.

3 Broad Street, Suite 300

Charleston, South Carolina 29401

(843) 534-1330

INFORMATION STATEMENT PURSUANT TO RULE 14F-1

This Information Statement is furnished to all holders of shares of common stock of Corporate Vision, Inc., an Oklahoma corporation (the "Company"), in connection with the Company's acquisition of Stony's Trucking Co. and subsidiaries pursuant to an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated March 5, 2002. Under the Merger Agreement, all four members of the Board of Directors (the "Board") of the Company have agreed to resign, the size of the Board will be reduced to two, and Richard D. Tuorto, Sr. and Gregory J. Gibson will be appointed to fill the two vacant seats (hereinafter, the "Change of Control"). This Information Statement is first being mailed to shareholders on or about March 21, 2002.

Only shareholders of record at the close of business on March 15, 2002, are entitled to notice of the action taken. There will be no vote by the shareholders of the Company on the Change of Control because it does not require shareholder approval under Oklahoma law. At March 15, 2002, the Company had outstanding 74,505,669 shares of common stock, $0.01 par value, each of which was entitled to one vote.

STONY'S TRUCKING CO. TRANSACTION

On March 5, 2002, the Board approved the Merger Agreement, under which the Company acquired Stony's Trucking Co. ("Stony's") by a merger of Stony's Acquisition Corp., a wholly-owned subsidiary of the Company, with and into Stony's (the "Merger"). Prior to the acquisition of Stony's, Gregory J. Gibson was the owner and holder of all of the common stock of Stony's. As a result of the Merger, all of the issued and outstanding common stock of Stony's was exchanged for $50,000 cash, a note for $150,000 due thirty days after the Merger, and 20,000,000 shares of common stock (the "CVIA Shares") of the Company, which resulted in Stony's becoming a wholly-owned subsidiary of the Company. In addition, the Company could be obligated to issue up to an additional 2,468,458 shares of common stock in the event the Company is obligated to issue more shares upon conversion of its Series A Non-Cumulative Convertible Preferred Stock than expected.

The number of CVIA Shares is subject to adjustment six and twelve months (an "Adjustment Date") after the acquisition date based on the future market price of the CVIA Shares. Specifically, in the event the CVIA Shares held by Mr. Gibson on each Adjustment Date do not have a fair market value equal to or greater than $2,000,000, then the Company shall be obligated to issue Mr. Gibson additional shares of Company common stock sufficient to result in the fair market value of the CVIA Shares held by Mr. Gibson on the Adjustment Date, plus the additional shares issued as of the Adjustment Date, having a total value equal to $2,000,000. At each Adjustment Date, the fair market value of the Company's common stock shall be the average of the closing price for the common stock on the Adjustment Date. In addition, neither Mr. Gibson nor the Company or its officers, directors or any affiliates may purchase or sell shares of the Company's common stock during the twenty (20) business days prior to an Adjustment Date.

Pursuant to the Merger Agreement, the parties executed the following additional, material agreements:

  A Right of Rescission Agreement, under which the Company has the right to rescind the Merger in the event Stony's is not able to obtain an unqualified audit opinion of its financial statements (other than a going concern qualification) or Key Bank accelerates its loan to Stony's, and Gibson has the right to rescind the Merger until December 31, 2002, subject to early termination of this rescission right if the Company's common stock trades at or above $0.50 per share for twenty-one consecutive days;
  An Employment Agreement, under which the Company agreed to employ Gibson as chief executive officer for a five year period;
  Management and Operations Agreement, under which the Company contracted for GJG Management, LLC, a company wholly-owned by Gibson, to manage Stony's and its subsidiaries through the earlier to occur of December 31, 2002 or the termination of Gibson's right of rescission, with GJG Management, LLC being entitled to a monthly management fee of $10 per month;
  A Stockholders' Agreement, under which Gibson and Global Eco-Logical Services, Inc. ("GECL") agreed, inter alia, that Gibson would vote his shares of common stock in the Company in favor of GECL's nominee for director, GECL would vote its shares of common stock in the Company in favor of Gibson's nominee for director, Gibson and GECL each would not approve certain major corporate actions without the consent of the other, and GECL would agree not to sell, except under certain conditions, 15,000,000 shares of common stock it holds in the Company;
  A Pledge Agreement, under which the Company pledged its shares of common stock in Stony's to secure its obligations under the Merger Agreement and under the $150,000 note due thirty days after the Merger.

In the event Mr. Gibson or the Company exercise their right of rescission under the Right of Rescission Agreement, then Mr. Gibson shall be obligated to return all consideration that he received under the Merger Agreement (unless the rescission is exercised by Mr. Gibson solely as remedy for nonpayment of the $150,000 note, in which event Mr. Gibson shall not be obligated to return $50,000 cash which he received in the Merger), the Company shall be obligated to convey all shares of common stock in Stony's to Mr. Gibson, Mr. Gibson's Employment Agreement shall terminate without any further liability on the part of the Company to Mr. Gibson (except that Mr. Gibson shall be entitled to retain all consideration paid to him thereunder through the date of termination), the Management and Operations Agreement shall terminate and the Stockholders' Agreement shall terminate.

Also as a result of the Merger, Gregory J. Gibson ("Gibson") was appointed the chief executive officer of the Company. Mr. Gibson was formerly the president and sole shareholder and director of Stony's. The existing directors of the Company have executed irrevocable resignations from the Board, which will be effective upon the Company's compliance with Rule 14f-1 under the Securities Exchange Act of 1934 (hereinafter, "Rule 14f-1") by the mailing of this notice to shareholders.

Stony's and its subsidiaries operate as a common and contract carrier transporting goods and commodities, and are headquartered at 492 McClurg Road, Youngstown, Ohio 44512.

A copy of the Merger Agreement was filed with the U.S. Securities and Exchange Commission (the "Commission") as an exhibit to the Company's report on Form 8-K dated March 5, 2002. The foregoing description is qualified by such reference.

CHANGES IN CONTROL OF THE COMPANY

Management of the Company, prior to the Merger (collectively referred to as "Prior Management") is set forth below:

Name	Position
Gary Mays	Director, Chief Executive Officer
A. Leon Blaser	Chairman
William Tuorto	Director, Chief Acquisitions Coordinator
Ted Fenn	Director
Curtis Swart	Director (nonvoting, advisory committee)
Cynthia Cox	Director (nonvoting, advisory committee)

Gary Mays resigned as chief executive officer and accepted the position of Secretary/Treasurer on March 5, 2002. Gibson was appointed chief executive officer on March 5, 2002. Prior Management executed irrevocable resignations from the Board on March 5, 2002, effective as of the Company's compliance with Rule 14f-1, and the following individuals (collectively referred to as "New Management") were nominated to assume the positions set forth next to their names:
Name	Age	Position
Richard D. Tuorto, Sr.	56	Chairman of the Board of Directors
Gregory J. Gibson	39	Director

Richard D. Tuorto, Sr., Chairman. Prior to becoming chairman of the Company, Mr. Tuorto acted as a private consultant arranging mergers and acquisitions in the waste industry. From September 1998 to December 1998, and from January 1996 to December 1997, Mr. Tuorto worked at WasteMasters, Inc., which acquired and operated waste disposal facilities. Mr. Tuorto has not served as a director of any other publicly traded companies in the last five years. Mr. Tuorto is the father of William L. Tuorto, who currently is a director and officer of the Company.

Gregory J. Gibson, Chief Executive Officer and Director. Prior to becoming Chief Executive Officer and Director of the Company, Mr. Gibson served as President of Stony's Trucking Co. and its subsidiaries. Mr. Gibson has not served as a director of any other publicly traded companies in the last five years.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the compensation earned by the Company's Chief Executive Officers during the last three fiscal years and other officers who received compensation in excess of $100,000 during any of the last three fiscal years. In accordance with Item 402(a)(5), the Company has omitted certain columns from the table required by Item 402(b).

Summary Compensation Table
	Annual Compensation
Name and Principal Position	Year	Salary $	Bonus $	Other Annual Compensation$

Gary Mays, CEO (1)	2001	127,450	--	--
	2000	--	--	--
	1999	--	--	--

Keith Anderson, CEO (2)	2001	6,000	--	106,400(3)
	2000	144,000	15,000(4)	8,956(5)
	1999	64,165	18,249(6)	33,071(7)

William L. Tuorto, Chief Acquisitions Coordinator	2001	150,000	--	--
	2000	--	--	--
	1999	--	--	--

  Mr. Mays was chief executive officer from February 15, 2001 to December 31, 2001.
  Mr. Anderson was chief executive officer from January 1, 2001 in February 14, 2001.
  Based on net advances to Mr. Anderson which the Company has determined are uncollectible.
  Based on the market value of 37,500 shares of common stock issued during the year as bonus compensation, as determined from the closing price of the common stock on the date of issuance.
  Based on the market value of 57,438 shares of common stock issued during the year for director's compensation, as determined from the closing price of the common stock on the date of issuance.
  Based on the market value of 24,333 shares of common stock issued during the year as bonus compensation, as determined from the closing price of the common stock on the date of issuance.
  Based on the market value of 22,194 shares of common stock issued during the year for director's compensation, as determined from the closing price of the common stock on the date of issuance.

The Company did not grant any options or stock appreciation rights or make an award under any long-term incentive plan to any of its named executive officers during the last fiscal year. The Company did not reprice any options or stock appreciation rights during the last fiscal year. The Company does not have any employment contracts or compensatory plans with any of its named executive officers. None of the Company's named executive officers exercised any options or stock appreciation rights during the last fiscal year.

Compensation of Directors

The Company's current policy is to pay its directors $400 for each board meeting attended by the director, which is payable either in cash or the common stock equivalent at the election of the director. In addition, directors are reimbursed for any reasonable expenses incurred in the connection with attendance at board or committee meetings or any expenses generated in connection with the performance of services on the behalf of the Company. The Company is currently evaluating whether its compensation policy should be modified to attract new directors.

The Company does not have an audit, compensation or nominating committee of its Board. During the 2001 fiscal year, the Company issued 19,874 shares to each of William Hale, Craig Treiber, Keith Anderson and Robert Hildinger for director services.

Compliance with Section 16

Based on the Company's review of filings received by it, the Company believes that certain officers and directors may not have filed certain forms required by Section 16 of the Securities Exchange Act of 1934, as follows: Keith Anderson, William Hale, Craig Treiber and Robert Hildinger failed to file Form 4's reporting on their acquisition of shares of common stock in various transactions in January and February 2001 for services rendered. A. Leon Blaser, Gary Mays, Cynthia Cox, Curtis Swart, William Tuorto and Ted Fenn filed late Form 3's reporting on their becoming a "reporting person" under Section 16. Mr. Swart filed a late Form 4 reporting on his acquisition of 15,000 shares of common stock in February 2001. Mr. Swart did not file a Form 4 or 5 reporting on his purchase of shares of common stock from the Company in June 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 15, 2002, with respect to the beneficial ownership of the Company's Common Stock by (i) all directors of the Company (ii) each executive officer of the Company named in the Summary Compensation Table and (iii) all directors and executive officers of the Company as a group.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Gregory J. Gibson Stony's Trucking Co. and Subsidiaries 492 McClurg Road Youngstown, Ohio 44512	20,500,000	27.5%
Global Eco-Logical Services, Inc. 3 Broad Street Suite 300 Charleston, South Carolina 29401	18,334,284	24.6%
A. Leon Blaser, Ph.D 3350 Americana Terrace Suite 200 Boise, Idaho 83706-2506	3,907,294	5.2%
Gary Mays C/o Corporate Vision, Inc. 3 Broad Street Suite 300 Charleston, South Carolina 29401	890,000	1.2%
Cynthia Cox (nonvoting) C/o Corporate Vision, Inc. 3 Broad Street Suite 300 Charleston, South Carolina 29401	0	--%
Curtis Swart (nonvoting) C/o Corporate Vision, Inc. 3 Broad Street Suite 300 Charleston, South Carolina 29401	115,000	--%
William Tuorto 3 Broad Street Suite 300 Charleston, South Carolina 29401	2,975,802	4%
Ted Fenn C/o Corporate Vision, Inc. 3 Broad Street Suite 300 Charleston, South Carolina 29401	120,000	--%
All Officers and Directors as a Group	28,393,096	38.1%

(1) Based upon 74,505,669 common shares issued and outstanding as of March 15, 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company subleases a portion of its operating facilities to two entities owned by former officers of the Company and an unrelated party. Total rental income from related parties for 2000 and 1999 was $30,396 and $11,884, respectively.

In 2000, the Board of Directors approved the sale of the Company's working oil and gas interests to DEK Resources, Inc. ("DEK") in exchange for consideration totaling $80,000. The owner of DEK was Keith Anderson, Chief Executive Officer of the Company at the time. The Company believes that the amount paid by Mr. Anderson for the oil and gas interests represented the approximate fair market value of the interests. The Company decided the sell the oil and gas interests to DEK in order to provide funds for operations, and to enable the Company to concentrate on its core operations.

During the year ended December 31, 2000, DEK loaned the Company a total of $28,961. The loans were unsecured, noninterest bearing, demand loans. Since the loans did not bear interest, the Company believes that the terms of the loans were better than the Company could have borrowed the same amount from an unrelated third party. The Company satisfied the loan by issuing DEK 133,000 shares of common stock.

At December 31, 2000, the Company had an employee receivable from Mr. Anderson of $139,224. The receivable is an unsecured, demand obligation that does not bear interest. As of April 19, 2001, the balance due the Company by Mr. Anderson had been reduced to $59,149. On April 17, 2001, Mr. Anderson resigned as an officer and director of the Company.

In 2001, the Company received $50,000 from a limited liability company in which the Company's chairman, A. Leon Blaser had an interest. The note evidencing the loan bore interest at 25% per annum. The limited liability company and the Company subsequently agreed to settle the Company's liability under the note by the issuance of 389,178 shares of common stock, which shares were distributed to the members of the limited liability company. Mr. Blaser received 127,089 of the shares and Mr. Blaser's brother received 127,089 of the shares, and an unrelated party received the balance.

In 2001 and 2000, Mr. Blaser purchased at various times 1,780,205 shares of common stock in the Company at $0.05 per share, for a total of $89,010.25, which was a price less than the current market price of the common stock.

In 2001, Curtis Swart, a director of the Company, purchased 100,000 shares of common stock in the Company at $0.05 per share, for a total of $5,000, which was a price less than the current market price of the common stock.

In December 2001, the Company entered into a Consulting Agreement with Richard D. Tuorto, Sr., under which the Company agreed to pay Mr. Tuorto $210,000 per year and a bonus of $200,000 in the event the Company closed on the acquisition of Stony's Trucking Co. The Company closed on the said purchase on March 5, 2002. The Company and Mr. Tuorto agreed that his bonus would be paid in the form of 1,333,333 shares of common stock, valued at $0.15 per share. Mr. Tuorto is the father of William L. Tuorto, an officer and director of the Company.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Commission. The Registration Statement and such reports and other information may be inspected without charge at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room is available by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site where the Registration Statement and other information filed with the Commission may be retrieved, and the address of such site is http://www.sec.gov. Statements made in this Information Statement concerning the contents of any document referred to herein are not necessarily complete.

Dated this 20th day of March, 2002

/s/ Gregory J. Gibson

________________________________

Gregory J. Gibson, Chief Executive Officer